UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 30, 2014

Ares Commercial Real Estate Corporation

(Exact name of registrant as specified in its charter)

Maryland	001-35517	45-3148087
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One North Wacker Drive, 48th Floor, Chicago, IL	60606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (312) 252-7500

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 30, 2014, ACRC Lender LLC (“ACRC Lender”), a wholly owned subsidiary of Ares Commercial Real Estate Corporation (the “Company”), entered into a new $75.0 million revolving credit facility (the “CNB Facility”) with City National Bank, a national banking association (“CNB”), as arranger and administrative agent, and lenders party thereto from time to time (“Lenders”). The CNB Facility will be used to finance qualifying investments and for other working capital and general corporate needs and is guaranteed by the Company. The CNB Facility is in addition to the Company’s existing March 2014 $50.0 million secured revolving facility with CNB (the “March 2014 CNB Facility”).

Advances under the CNB Facility will accrue interest at a per annum rate equal, at the Company’s option, to (a) LIBOR for a one, two, three, six or, if available to all Lenders, 12-month interest period plus 1.50% or (b) the base rate plus 0.25%; provided that in no event will the interest rate be less than 1.50%. Unless at least 75% of the CNB Facility is used on average, unused commitments under the CNB Facility will accrue unused line fees at the rate of 0.125% per annum.  The initial maturity date of the CNB Facility is July 31, 2015 and the CNB Facility is subject to one 12-month extension option, provided that certain conditions are met and applicable extension fees are paid.

The agreements governing the CNB Facility contain various representations and warranties, and impose certain covenants on ACRC Lender and the Company respecting, among other things, limitations on indebtedness, distributions and dividends and dispositions of assets as well as maintenance of certain ratios of debt to net worth, fixed charges and other financial conditions.

In connection with entering into the CNB Facility, on July 30, 2014, ACRC Lender entered into Amendment Number One to Credit Agreement and Consent with the lenders and CNB under the March 2014 CNB Facility (the “Amendment”). The Amendment provides for certain amendments to the March 2014 CNB Facility which, among other matters, permit the incurrence of additional indebtedness by ACRC Lender pursuant to the CNB Facility.

Ares Management LLC (“Ares”), a subsidiary of Ares Management, L.P. (NYSE: ARES) and an affiliate of the Company’s external manager, agreed to provide credit support (the “Ares Support”) in connection with the CNB Facility and to purchase all loans and other obligations outstanding under the CNB Facility upon (i) an acceleration or certain events of default by ACRC Lender under the CNB Facility or (ii) in the event that, among other things, Ares’ corporate credit rating is downgraded to below investment grade. On July 30, 2014, the Company and certain of its subsidiaries entered into a Credit Support Fee Agreement (the “Credit Support Fee Agreement”) with Ares under which the Company agreed to pay Ares a credit support fee in an amount equal to 1.50% per annum times the average amount of the loans outstanding under the CNB Facility and to reimburse Ares for its out-of-pocket costs and expenses in connection with the transaction. On July 30, 2014, the Company also entered into a Pledge Agreement (the “Pledge Agreement”) pursuant to which the Company pledged to Ares its ownership interests in its wholly owned direct subsidiary ACRC Holdings LLC, the holding entity for the Company’s principal lending business.

The foregoing descriptions of the CNB Facility, Credit Support Fee Agreement, the Pledge Agreement and the Amendment are only summaries of certain material provisions of the agreements relating to the CNB Facility and the March 2014 CNB Facility and are qualified in their entirety by reference to copies of such agreements, which are filed herewith as Exhibits 10.1, 10.2, 10.3, 10.4, 10.5 and 10.6.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description
10.1

Credit Agreement, dated as of July 30, 2014, by and among ACRC Lender LLC, as borrower, City National Bank, a national banking association, as arranger and administrative agent, and the lenders party thereto.

10.2

General Continuing Guaranty, dated as of July 30, 2014, by Ares Commercial Real Estate Corporation, as guarantor, in favor of City National Bank, a national banking association, as arranger and administrative agent.

10.3

Intercompany Subordination Agreement, dated as of July 30, 2014, by and among ACRC Lender LLC, as borrower, and Ares Commercial Real Estate Corporation, as guarantor, in favor of City National Bank, a national banking association, as arranger and administrative agent.

10.4	Credit Support Fee Agreement, dated as of July 30, 2014, by and among Ares Commercial Real Estate Corporation, ACRC Holdings LLC, ACRC Lender LLC and Ares Management LLC.
10.5	Pledge Agreement, dated as of July 30, 2014, by and between Ares Commercial Real Estate Corporation and Ares Management LLC.
10.6

Amendment Number One to Credit Agreement and Consent, dated as of July 30, 2014, by and among ACRC Lender LLC, as borrower, City National Bank, a national banking association, as arranger and administrative agent, and the lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:      July 31, 2014

ARES COMMERCIAL REAL ESTATE CORPORATION

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Vice President and Secretary